 United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2013

CCFNB BANCORP, INC.

(Exact name of registrant as specified in its new charter)

Pennsylvania	0-19028	23-2254643
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Indent. No.)

232 East Street, Bloomsburg, PA	17815
(Address of principal executive office)	(Zip Code)

Registrant's telephone number, including area code	(570) 784-4400

N/A

(Former name or former address, if changes since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a –12 under the Exchange Act (17 CFR 240.14a –12)

☐	Pre-commencement communications pursuant to Rule 14d – 2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e – 4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On February 12, 2013, Elwood R. Harding, Jr., Esquire, tendered to CCFNB Bancorp, Inc. (the “Corporation”) notice of his resignation in retirement from the Board of Directors of the Corporation and its wholly-owned subsidiary, First Columbia Bank & Trust Co. (the “Bank”), to be effective March 5, 2013, following the meetings of the Board of Directors to be held that day.

On February 12, 2013, the Board of Directors of the Corporation appointed P. Jeffrey Hill, Esquire, as Director to Class 3 to fill the vacancy to be created by the retirement of Mr. Harding. Mr. Hill’s appointment is to be effective and his term of service is to begin March 26, 2013. He will serve for the remainder of the Class 3 term, which is scheduled to expire at the annual meeting of shareholders in 2015. On February 12, 2013, the Board of Directors of the Bank also appointed Mr. Hill as a Director of the Bank.

Mr. Hill is a partner, with Mr. Harding, in the law firm of Harding & Hill LLP in Bloomsburg, Pennsylvania. He is a graduate of West Virginia University and the University of Pittsburgh School of Law.

It is anticipated that Mr. Hill will be appointed to the Director’s Loan Committee and the Trust Committee of the Bank’s Board of Directors. It is believed that his experience and perspective as an attorney will be particularly useful to his service on those committees.

Mr. Hill and companies with which he is associated are customers of and engage in banking transactions with the Bank in the ordinary course of business. All loans and commitments to lend made to him and such companies were made on substantially the same terms, as those prevailing at the time for comparable transactions with other persons and did not involve more than a normal risk of collectability or present other unfavorable features.

Mr. Hill will be entitled to receive directors fees and be eligible to participate in the Director Deferred Compensation Plan on the same basis as other Directors of the Corporation and the Bank. Such fees and plan are described in the Corporation’s Proxy Statement incorporated by reference into its annual report on Form 10-K for the fiscal year ended December 31, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CCFNB BANCORP, INC.

	By:	/s/ Lance O. Diehl
Lance O. Diehl, President & Chief
Executive Officer

Dated: February 13, 2013